Exhibit 99.1
ABERCROMBIE & FITCH REPORTS SECOND QUARTER 2011 RESULTS
NET SALES INCREASE 23% AND NET INCOME INCREASES 64%
BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.175
New Albany, Ohio, August 17, 2011: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected net income of $32.0 million and net income per diluted share of $0.35 for the thirteen weeks ended July 30, 2011, compared to net income of $19.5 million and net income per diluted share of $0.22 for the thirteen weeks ended July 31, 2010. Net income for the thirteen weeks ended July 31, 2010, included a charge of $0.02 per diluted share associated with store closures.
Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“We are pleased that our results for the quarter continued to reflect strong momentum, both in the US and Europe, resulting in a 71% increase in operating income for the quarter. Going forward, our focus remains very much on execution against our long-term strategy and roadmap objectives. Costing pressures will be greater in the second half of the year, and macroeconomic uncertainty has increased. However, our strong top-line momentum and overall performance for the past several quarters give us confidence that we are well positioned to navigate through this environment.”
Second Quarter Summary
Net sales for the thirteen weeks ended July 30, 2011 increased 23% to $916.8 million from $745.8 million for the thirteen weeks ended July 31, 2010. U.S. sales, including direct-to-consumer sales, increased 12% to $684.9 million. International sales, including direct-to-consumer sales, increased 74% to $231.9 million. Total Company direct-to-consumer sales, including shipping and handling, increased 28% to $102.1 million.
Total comparable store sales for the quarter increased 9%. By brand, comparable store sales increased 5% for Abercrombie & Fitch, 7% for abercrombie kids, and 12% for Hollister Co. Total sales by brand were $383.4 million for Abercrombie & Fitch, $83.3 million for abercrombie kids and $434.2 million for Hollister Co.
The gross profit rate for the second quarter was 63.6%, 150 basis points lower than last year’s second quarter gross profit rate. The decrease in the gross profit rate was driven primarily by an increase in average unit cost partially offset by a higher AUR and an international mix benefit.
Stores and distribution expense, as a percentage of net sales, decreased to 46.4% from 48.9% for the second quarter last year. The decrease in the stores and distribution expense rate was primarily driven by lower store occupancy costs as a percentage of net sales.
Marketing, general and administrative expense for the second quarter was $110.0 million, a 16% increase compared to $95.2 million during the same period last year. The increase in marketing, general and administrative expense was due to increases in compensation, including incentive and equity compensation, marketing, and other expenses, net of favorable prior year legal settlements.
The effective tax rate for the thirteen weeks ended July 30, 2011 was 30.7%. The current rate reflects a lower than anticipated full year rate as a result of an increased share of the company’s pre-tax income coming from international operations with a lower effective tax rate.
Net income was $32.0 million and net income per diluted share was $0.35 for the thirteen weeks ended July 30, 2011, compared to net income of $19.5 million and net income per diluted share of $0.22 for the comparable period last year.
During the second quarter of Fiscal 2011, the Company repurchased 950,142 shares of its common stock at an aggregate cost of approximately $64.4 million. As of July 30, 2011, the Company had approximately 8.4 million remaining shares available for purchase under its publicly announced stock repurchase authorizations.

In addition, the company repaid outstanding borrowings of $44.3 million and ended the quarter with $539.6 million in cash and cash equivalents, compared to $596.5 million in cash and cash equivalents at the comparable point last year.
2011 Outlook
The Company continues to anticipate opening five Abercrombie & Fitch flagship locations during Fiscal 2011, including the flagship opened in Paris in May. The Company expects to open up to 40 international mall-based Hollister stores, of which six had opened in the first half of the year.
The Company expects to open two domestic stores in Fiscal 2011 and now expects to close approximately 60 to 65 domestic stores, primarily at the end of the year through natural lease expirations.
Based on current new store plans and other planned expenditures, the Company continues to expect total capital expenditures for fiscal 2011 to be approximately $350 million.
Other Developments
On August 16, 2011, the Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on September 13, 2011 to shareholders of record at the close of business on August 29, 2011.
An investor presentation of second quarter results will be available in the “Investors” section of the Company’s website at www.abercrombie.com at approximately 8:00 AM, Eastern Time, today.
At the end of the second quarter, the Company operated a total of 1,073 stores. The Company operated 316 Abercrombie & Fitch stores, 179 abercrombie kids stores, 501 Hollister Co. stores and 18 Gilly Hicks stores in the United States. The Company operated 10 Abercrombie & Fitch stores, four abercrombie kids stores, 44 Hollister Co. stores and one Gilly Hicks store internationally. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.
Today at 8:30 AM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (888)-218-8170 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (913) 312-0839. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 8454067 or through wwww.abercrombie.com.
For further information, call:
Eric Cerny
Senior Manager, Investor Relations
(614) 283-6385
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “ FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2011 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, could have a material adverse effect on our business, results of operations and liquidity; if we are unable to anticipate, identify and respond to changing fashion trends and consumer preferences in a timely manner, and manage our inventory commensurate with customer demand, our sales levels and profitability may decline; fluctuations in the cost, availability and quality of raw materials, labor and transportation, could cause manufacturing delays and increase our costs; equity-based compensation awarded under the employment agreement with our Chief Executive Officer could adversely impact our cash flows, financial position or results of operations and could have a dilutive effect on our outstanding Common Stock; our growth strategy relies significantly on international expansion, which adds complexity to our operations and may strain our resources and adversely impact current store performance; our international expansion plan is dependent on a number of factors, any of which could delay or prevent successful penetration into new markets or could adversely affect the profitability of our international operations; our direct-to-consumer sales are subject to numerous risks that could adversely impact sales; we have incurred, and may continue to incur, significant costs related to store closures; the costs associate with our development of a new brand concept such as Gilly Hicks could have a material adverse effect on our financial condition or results of operations; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our business could suffer if our information technology systems are disrupted or cease to operate effectively; comparable store sales will continue to fluctuate on a regular basis and impact the volatility of the price of our Common Stock; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; our ability to attract customers to our stores depends, in part, on the success of the shopping malls in which most of our stores are located; our net sales fluctuate on a seasonal basis, causing our results of operations to be susceptible to changes in Back-to-School and Holiday shopping patterns; our inability to accurately plan for product demand and allocate merchandise effectively could have a material adverse effect on our results; our failure to protect our reputation could have a material adverse effect on our brands; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; interruption in the flow of merchandise from our key vendors and international manufacturers could disrupt our supply chain, which could result in lost sales and could increase our costs; we do not own or operate any manufacturing facilities and, therefore, depend upon independent third parties for the manufacture of all our merchandise; our reliance on two distribution centers domestically and one third-party distribution center internationally makes us susceptible to disruptions or adverse conditions affecting our distribution centers; our reliance on third parties to deliver merchandise from our distribution centers to our stores and direct-to-consumer customers could result in disruptions to our business; we may be exposed to risks and costs associated with credit card fraud and identity theft that would cause us to incur unexpected expenses and loss of revenues; modifications and/or upgrades to our information technology systems may disrupt our operations; our facilities, systems and stores as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters and other unexpected events, any of which could result in an interruption in our business and adversely affect our operating results; our litigation exposure could exceed expectations, having a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; the effects of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; our inability to obtain commercial insurance at acceptable prices or our failure to adequately reserve for self-insured exposures might increase our expenses and adversely impact our financial results; reduced operating results and cash flows at the store level may cause us to incur impairment charges; we are subject to customs, advertising, consumer protection, privacy, zoning and occupancy and labor and employment laws that could require us to modify our current business practices, incur increased costs or harm our reputation if we do not comply; changes in the regulatory or compliance landscape could adversely affect our business and results of operations; our unsecured credit agreement includes financial and other covenants that impose restrictions on our financial and business operations; and our operations may be affected by regulatory changes related to climate change and greenhouse gas emissions.

Abercrombie & Fitch Co.
Consolidated Statements of Income
Thirteen Weeks Ended July 30, 2011 and July 31, 2010
(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Q2 2011	% of Net Sales	Q2 2010	% of Net Sales

Net Sales	$916,763	100.0%	$745,798	100.0%

Cost of Goods Sold	333,721	36.4%	260,450	34.9%

Gross Profit	583,042	63.6%	485,348	65.1%

Total Stores and Distribution Expense	425,325	46.4%	364,482	48.9%

Total Marketing, General and Administrative Expense	109,999	12.0%	95,206	12.8%

Other Operating Expense (Income), Net	544	0.1%	(1,900)	-0.3%

Operating Income	47,174	5.1%	27,560	3.7%

Interest Expense, Net	985	0.1%	807	0.1%

Income Before Taxes	46,189	5.0%	26,753	3.6%

Tax Expense	14,158	1.5%	7,274	1.0%

Net Income	$32,031	3.5%	$19,479	2.6%

Net Income Per Share:
Basic	$0.37		$0.22
Diluted	$0.35		$0.22

Weighted-Average Shares Outstanding:
Basic	87,267		88,220
Diluted	90,353		89,386

Abercrombie & Fitch Co.
Consolidated Statements of Income
Twenty-Six Weeks Ended July 30, 2011 and July 31, 2010
(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Q2 2011	% of Net Sales	Q2 2010	% of Net Sales

Net Sales	$1,753,437	100.0%	$1,433,602	100.0%

Cost of Goods Sold	626,734	35.7%	516,838	36.1%

Gross Profit	1,126,703	64.3%	916,764	63.9%

Total Stores and Distribution Expense	824,426	47.0%	718,892	50.1%

Total Marketing, General and Administrative Expense	217,650	12.4%	191,838	13.4%

Other Operating Income, Net	(1,292)	-0.1%	(2,814)	-0.2%

Operating Income	85,919	4.9%	8,848	0.6%

Interest Expense, Net	1,935	0.1%	1,632	0.1%

Income from Continuing Operation Before Taxes	83,984	4.8%	7,216	0.5%

Tax Expense (Benefit) from Continuing Operations	27,608	1.6%	(435)	0.0%

Net Income from Continuing Operations	56,376	3.2%	7,651	0.5%

Net Income from Discontinued Operations (net of taxes)	796	0.0%	—	—%

Net Income	$57,172	3.3%	$7,651	0.5%

Net Income Per Share from Continuing Operations:
Basic	$0.65		$0.09
Diluted	$0.62		$0.09

Net Income Per Share from Discontinued Operations:
Basic	$0.01		$—
Diluted	$0.01		$—

Net Income Per Share:
Basic	$0.66		$0.09
Diluted	$0.63		$0.09

Weighted-Average Shares Outstanding:
Basic	87,274		88,157
Diluted	90,397		89,561

Abercrombie & Fitch Co.
Consolidated Balance Sheets
(in thousands)

	(Unaudited)		(Unaudited)
	July 30, 2011	January 29, 2011	July 31, 2010
ASSETS

Current Assets
Cash and Equivalents	$539,613	$826,353	$596,491
Receivables	108,297	81,264	83,777
Inventories	516,128	385,857	480,128
Deferred Income Taxes	47,884	60,405	56,025
Other Current Assets	96,967	79,389	85,083

Total Current Assets	1,308,889	1,433,268	1,301,504

Property and Equipment, Net	1,196,585	1,144,940	1,200,251

Non-Current Marketable Securities	101,923	100,534	127,536

Other Assets	330,084	269,160	227,572

TOTAL ASSETS	$2,937,481	$2,947,902	$2,856,863

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$221,004	$137,235	$205,025
Accrued Expenses	300,648	306,587	238,425
Deferred Lease Credits	42,244	41,538	43,361
Income Taxes Payable	15,940	73,491	31,229

Total Current Liabilities	579,836	558,851	518,040

Long-Term Liabilities
Deferred Income Taxes	23,519	33,515	47,649
Deferred Lease Credits	194,586	192,619	202,949
Long-term Debt	26,288	68,566	75,967
Other Liabilities	213,937	203,567	192,561

Total Long-Term Liabilities	458,330	498,267	519,126

Total Shareholders’ Equity	1,899,315	1,890,784	1,819,697

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,937,481	$2,947,902	$2,856,863

Abercrombie & Fitch Co.
Domestic Store Count
(Unaudited)
Thirteen and Twenty-Six Week Periods Ended July 30, 2011

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

April 30, 2011	316	181	502	18	1,017

New	—	—	—	—	—

Closed	—	(2)	(1)	—	(3)

July 30, 2011	316	179	501	18	1,014

January 29, 2011	316	181	502	18	1,017

New	—	—	—	—	—

Closed	—	(2)	(1)	—	(3)

July 30, 2011	316	179	501	18	1,014

Abercrombie & Fitch Co.
International Store Count
(Unaudited)
Thirteen and Twenty-Six Week Periods Ended July 30, 2011

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

April 30, 2011	9	4	40	1	54

New	1	—	4	—	5

Closed	—	—	—	—	—

July 30, 2011	10	4	44	1	59

January 29, 2011	9	4	38	1	52

New	1	—	6	—	7

Closed	—	—	—	—	—

July 30, 2011	10	4	44	1	59